Exhibit 10.14

EXECUTION VERSION

** CONFIDENTIAL **

September 25, 2020

Don Allen

[*****]

Re:	Separation Letter Agreement

Dear Don:

This letter agreement (this “Letter Agreement”) confirms our understanding regarding your separation from employment with Excelerate US, Inc. (the “Company”).

1. Separation Overview. to you that your last day of employment with the Company and your employment separation date will be September 25, 2020 (the “Separation Date”). Between September 4, 2020 (the “Transition Date”) and the Separation Date, you will assist the Company, as reasonably requested, in transitioning your responsibilities to your successor. Effective as of the Separation Date, you hereby resign from all of your positions at the Company and its affiliates, and you agree to execute such additional documentation as the Company may request to effectuate the foregoing. The Separation Date will be the termination date of your employment for purposes of active participation in and coverage under all benefit plans and programs sponsored by or through the Company or its affiliates. Your separation from the Company will be treated as a termination by the Company without Cause (as such term is defined in that certain Employment Agreement), by and between you and the Company, entered into and effective as of June 10, 2019 (the “Employment Agreement”). Except as otherwise provided herein, initially capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such terms in the Employment Agreement. The Company shall pay any accrued but unpaid wages and an amount in respect of any accrued but unused paid time off, in each case, in a lump sum, less all applicable deductions and withholdings, within thirty (30) days following the Separation Date, or such earlier date as may be required by applicable law.

2. Separation Benefits. Notwithstanding anything to the contrary in Section 4(b)(iii) of the Employment Agreement, subject to your compliance with paragraphs 5 and 6 hereof, the Company will pay to you an amount (i.e., $139,250.02), which is equal to six (6) months of your Base Salary (which is equal to $278,500.04 as of the Separation Date), payable in substantially equal installments over the six (6)-month period immediately following the Separation Date, in accordance with the Company’s regular payroll practices. In addition, as further consideration for your compliance with paragraphs 5 and 6 hereof, and subject to your compliance therewith, the Company also will pay you a monthly amount of $2,992.43, subject to your timely electing to continue your coverage (and, if applicable, the coverage of your eligible dependents) in the Company’s group health plans, under the federal law commonly known as “COBRA” or similar state law, which amount shall be used to cover the cost of monthly health premiums for such coverage for you and your eligible dependents, if any, until the earliest to occur of (i) six (6) months following the Separation Date, (ii) the date you cease to be eligible for such COBRA coverage under applicable law or plan terms and (iii) the date you becomes eligible for substantially comparable health coverage through a subsequent employer or otherwise. The payments set forth in this paragraph 2 are hereinafter referred to as the “Separation Benefits.” Payment of the Separation Benefits shall commence on the first payroll date immediately following the Release Effective Date (as defined below), with the first payment to include all amounts that otherwise would have been payable prior thereto absent the delay.

3. Incentive Equity Treatment. On June 24, 2019 (the “Grant Date”) Excelerate, L.P. (“Holdings”) issued and sold to you 1,098,382 Incentive Units (the “Incentive Units”), pursuant to that certain Incentive Equity Agreement, by and between you and Holdings, dated as of the Grant Date (the “Incentive Equity Agreement”). Initially capitalized terms used but not otherwise defined in this paragraph 3 shall have the meaning ascribed to such terms in the Incentive Equity Agreement.

As of the Separation Date, 257,597 of the Incentive Units will be vested (the “Vested Incentive Units”), and the remaining 840,785 of the Incentive Units will be unvested (the “Unvested Incentive Units”). In accordance with Section 3(a) of the Incentive Equity Agreement, all of the Unvested Incentive Units shall automatically be forfeited and cease to be outstanding as of the Separation Date, without any payment therefor. Notwithstanding anything to the contrary in Section 3(d) of the Incentive Equity Agreement, but subject in all respects to your compliance with paragraphs 5 and 6 hereof, Holdings hereby waives its right to elect to repurchase the Vested Incentive Units following the Separation Date and hereby agrees not to offer any Eligible Purchaser (as defined in the Incentive Equity Agreement) the right to repurchase the Vested Incentive Units following the Separation Date.

4. No Other Compensation or Benefits. You acknowledge that, except (a) as expressly provided in this Letter Agreement, (b) as otherwise specifically provided under any employee benefit plan of the Company, or (c) as otherwise required by applicable law, you will not receive any additional compensation, bonus, severance or other benefits of any kind or of any amount following the Separation Date.

5. Release. The Separation Benefits contemplated by paragraph 2 hereof will only be due and payable if, within thirty (30) days following the Separation Date, you deliver to the Company the executed general release of claims in the form attached on Exhibit A hereto (the “Release”), and the Release becomes effective and non-revocable in accordance with its terms during such thirty (30)-day period (with the date on which the Release first becomes effective and non-revocable, the “Release Effective Date”).

6. Restrictive Covenants; Survival. You hereby (a) reaffirm your obligations under the following arrangements (collectively, the “Restrictive Covenants”): (i) Sections 5, 6 and 7 of the Employment Agreement and (ii) Sections 4, 5 and 6 of the Incentive Equity Agreement, and (b) understand, acknowledge and agree that the Restrictive Covenants will survive your termination of employment with the Company and remain in full force and effect in accordance with all of the terms and conditions thereof.

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7. Return of Company Property. On or as soon as reasonably practicable following the Separation Date, you shall promptly return, to the Company, originals or copies of any and all materials, documents, notes, manuals or lists containing or embodying confidential information, or relating directly or indirectly to the business of Holdings or its subsidiaries, then in your possession or control.

8. Governing Law. This Letter Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto shall be governed by and construed in accordance with Sections 17 and 21 of the Employment Agreement; provided, that, for the avoidance of doubt, any disputes with regard to the Incentive Equity Agreement will be determined in accordance with the governing provisions of the Incentive Equity Agreement.

9. Tax Matters. The Company may withhold from any and all amounts payable under this Letter Agreement such federal, state, local or foreign taxes as may be required to be withheld pursuant to any applicable law or regulation. The intent of the parties is that the payments contemplated under this Letter Agreement be either compliant with, or exempt from, Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (“Code Section 409A”), and accordingly, to the maximum extent permitted, this Letter Agreement will be interpreted to be in compliance therewith or exempt therefrom. You and the Company hereby agree that your termination of employment and the Separation Date will constitute a “separation from service” within the meaning of Code Section 409A. Additionally, Section 4(g) of the Employment Agreement will apply mutatis mutandis to this Letter Agreement.

10. Entire Agreement. Except as otherwise expressly provided herein, this Letter Agreement (inclusive of Exhibit A attached hereto) constitutes the entire agreement among you, the Company and Holdings with respect to the subject matter hereof and supersedes any and all prior agreements or understandings among you, the Company and Holdings with respect to the subject matter hereof, whether written or oral (including, without limitation, the Employment Agreement; provided, that, (a) Sections 4(e), 4(f), 4(g), and 5 through 24 (excluding Section 22) of the Employment Agreement and (b) the Incentive Equity Agreement will survive the Separation Date and remain in full force and effect in accordance with their terms). For the avoidance of doubt, all other agreements between you and the Company or Holdings, which are not specifically superseded by this Letter Agreement, will remain in full force and effect in accordance with their terms. This Letter Agreement will bind the heirs, personal representatives, successors and assigns of you, the Company and Holdings and inure to the benefit of you, the Company and Holdings, and your and their respective heirs, successors and assigns; provided, that, you may not assign your rights or obligations hereunder. This Letter Agreement may be amended or modified only by a written instrument executed by you and the Company and, with respect to paragraph 3 hereof, Holdings.

11. Counterparts & Signatures. This Letter Agreement may be executed in counterparts, each of which shall be deemed an original, and together any counterparts shall constitute one and the same instrument. Additionally, the parties agree that electronic reproductions of signatures (i.e., scanned PDF versions of original signatures, facsimile transmissions, and the like) shall be treated as original signatures for purposes of execution of this Letter Agreement.

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[SIGNATURES ON FOLLOWING PAGE]

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If this Letter Agreement accurately reflects your understanding as to the terms and conditions of your separation from employment with the Company, please sign one copy of this Letter Agreement in the space provided below and return the same for the Company’s records.

Very truly yours,

EXCELERATE US, INC.

By:	/s/ Jill Ramsey
Name:	Jill Ramsey
Title:	CEO

For purposes of paragraph 3,

EXCELERATE, L.P.

By:	/s/ Jill Ramsey
Name:	Jill Ramsey
Title:	CEO

EXECUTIVE ACKNOWLEDGMENT

The above terms and conditions accurately reflect our understanding regarding the terms and conditions of my separation from employment with the Company, and I hereby confirm my agreement to the same.

Dated: October 10, 2020

Separation Letter Agreement Signature Page

EXHIBIT A

GENERAL RELEASE

I, Don Allen, in consideration of and subject to the performance by Excelerate US, Inc., a Delaware corporation (together with its subsidiaries and affiliates, the “Company”), of its obligations under the Separation Letter Agreement, dated as of September 25, 2020 (the “Letter Agreement”), do hereby release and forever discharge as of the date hereof Excelerate, L.P. (“Holdings”), the Company and their Subsidiaries and Affiliates (each as defined therein) and all present and former managers, directors, officers, agents, representatives, employees, successors and assigns of Holdings, the Company and their Subsidiaries and Affiliates and their direct and indirect owners (collectively, the “Released Parties”) to the extent provided below.

1. I understand that any payments or benefits paid or granted to me under paragraph 2 of the Letter Agreement represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which I was already entitled. I understand and agree that I will not receive the payments and benefits specified in paragraph 2 of the Letter Agreement (i) unless I execute this General Release and do not revoke this General Release within the time period permitted hereafter or (ii) if I breach this General Release. Such payments and benefits will not be considered compensation for purposes of any employee benefit plan, program, policy or arrangement maintained or hereafter established by the Company or its Affiliates. I also acknowledge and represent that I have received all payments and benefits that I am entitled to receive (as of the date hereof) by virtue of any employment by the Company.

2. Except as provided in paragraph 4 below and except for the provisions of the Letter Agreement and the Employment Agreement (as defined in the Agreement) that expressly survive the termination of my employment with the Company, I knowingly and voluntarily (for myself and my heirs, executors, administrators and assigns) release and forever discharge the Company and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date I execute this General Release), and whether known or unknown, suspected or claimed against the Company or any of the Released Parties that I, my spouse, or any of my heirs, executors, administrators or assigns, may have, which arise out of or are connected with my employment with, or my separation or termination from, the Company (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Orders; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”).

I have read Section 1542 of the Civil Code of the State of California, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

I understand that Section 1542 gives me the right not to release existing claims of which I am not aware, unless I voluntarily choose to waive this right. Having been so apprised, I hereby voluntarily elect to and do waive the rights described in Section 1542 and elect to assume all risks for claims that existed in my favor, known or unknown.

3. I represent that I have made no assignment or transfer of any right, claim, demand, cause of action or other matter covered by paragraph 2 above.

4. I agree that this General Release does not waive or release any rights or claims that I may have under the Age Discrimination in Employment Act of 1967 that arise after the date I execute this General Release. I acknowledge and agree that my separation from employment with the Company is in compliance with the terms of the Letter Agreement and company policy and shall not serve as the basis for any Claim (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967).

5. I agree that I am waiving all rights to sue or obtain equitable, remedial or punitive relief from any or all Released Parties of any kind whatsoever, including, without limitation, reinstatement, back pay, front pay, attorneys’ fees and any form of injunctive relief. Notwithstanding the above, I further acknowledge that I am not waiving and am not being required to waive any right that cannot be waived under applicable law, including the right to file an administrative charge or participate in an administrative investigation or proceeding; provided, however, that I disclaim and waive any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation or proceeding.

6. In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver the Company would not have agreed to the terms of the Letter Agreement. I further agree that in the event I should bring a Claim seeking damages against the Company, or in the event I should seek to recover against the Company in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims to the maximum extent permitted by applicable law.

7. I represent that I am not aware of any pending charge or complaint of the type described in paragraph 2 above as of the execution of this General Release. I represent that I am not aware of any claim by me other than the claims that are released by this General Release. I acknowledge that I may hereafter discover claims or facts in addition to or different than those which I now know or believe to exist with respect to the subject matter of the release set forth in paragraph 2 above and which, if known or suspected at the time of entering into this General Release, may have materially affected this General Release and my decision to enter into it. Nevertheless, I hereby waive any right, claim or cause of action that might arise as a result of such different or additional claims or facts.

8. I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.

9. I agree that I will forfeit all amounts payable by the Company pursuant to paragraph 2 of the Letter Agreement if I challenge the validity of this General Release. I also agree that if I violate this General Release by suing the Company or the other Released Parties, I will pay all costs and expenses of defending against the suit incurred by the Released Parties, including attorneys’ fees, and upon the Company’s request return all payments theretofore received by me pursuant to paragraph 2 of the Letter Agreement.

10. I agree that this General Release and the Letter Agreement are confidential and agree not to disclose any information regarding the terms of this General Release or the Letter Agreement, except to my immediate family and any tax, legal or other counsel I have consulted regarding the meaning or effect hereof or as required by law or legal process, and I will instruct each of the foregoing not to disclose the same to anyone.

11. Any non-disclosure provision in this General Release does not prohibit or restrict me (or my attorney) from responding to any inquiry about this General Release or its underlying facts and circumstances by the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), the National Association of Securities Dealers, Inc. (NASD), any other self- regulatory organization or governmental entity.

12. I agree not to disparage any of the Released Parties or their past and present investors, officers, directors or employees or their affiliates and to keep all confidential and proprietary information about the past or present business affairs of the Released Parties confidential unless a prior written release from the Company is obtained. I further agree that, as of the date hereof, I have returned to the Company any and all property, tangible or intangible, relating to its business, that I possessed or had control over at any time (including, but not limited to, company-provided credit cards, building or office access cards, keys, computer equipment, manuals, files, documents, records, software, customer data base and other data) and that I shall not retain any copies, compilations, extracts, excerpts, summaries or other notes of any such manuals, files, documents, records, software, customer data base or other data.

13. Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish, or in any way affect (i) any rights or claims arising out of any breach by the Company or by any Released Party of the Letter Agreement after the date hereof or (ii) any rights or claims that cannot be waived by law.

14. Whenever possible, each provision of this General Release shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction such invalidity, illegality and unenforceability shall not affect any other provision or its validity and enforceability in any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:

(a)	I HAVE READ IT CAREFULLY;

(b)

I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING, BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED; TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963; THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

(c)	I VOLUNTARILY CONSENT TO EVERYTHING IN IT;

(d)	I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION, I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;

(e)

I HAVE HAD AT LEAST TWENTY-ONE (21) DAYS FROM THE DATE OF MY RECEIPT OF THIS GENERAL RELEASE TO CONSIDER IT AND ANY CHANGES MADE SINCE MY RECEIPT OF THIS GENERAL RELEASE ARE NOT MATERIAL OR WERE MADE AT MY REQUEST AND WILL NOT RESTART THE REQUIRED TWENTY-ONE (21)-DAY PERIOD;

(f)

I UNDERSTAND THAT I HAVE SEVEN (7) DAYS AFTER THE EXECUTION OF THIS GENERAL RELEASE TO REVOKE IT AND THAT THIS GENERAL RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;

(g)	I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND

(h)	I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

[DO NOT SIGN BEFORE THE SEPARATION DATE.]

SIGNED /s/ Don Allen	DATED: October 10, 2020